As filed with the Securities and Exchange Commission on April 4, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELECOMMUNICATION SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or other Jurisdiction of Incorporation or Organization)	52-1526369 (I.R.S. Employer Identification No)
275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Maurice B. Tosé
President, Chief Executive Officer and Chairman of the Board
TeleCommunication Systems, Inc.
275 West Street
Annapolis, Maryland 21401
(410) 263-7616
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies To:
Wm. David Chalk, Esq.
Piper Rudnick LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600
410-580-4120

     Approximate Date of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /  /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /  /

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /  /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /  /

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum	Proposed maximum	Amount of
		Offering price per	aggregate offering	registration fee
		share*	price*

Class A Common Stock, $.01 par value	232,210 shares	$1.90	$441,199	$35.69

*     Estimated under Rule 457(c) solely for the purpose of calculating the registration fee, based upon the closing price as reported on the Nasdaq National Market on April 3, 2003 of $1.90.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

TELECOMMUNICATION SYSTEMS, INC.

232,210 Shares of Class A Common Stock

     This prospectus relates to the public offering, which is not being underwritten, from time to time, of up to an aggregate of 232,210 shares of Class A common stock, par value $.01 per share, of TeleCommunication Systems, Inc. by selling shareholders who received such shares in connection with our acquisition of substantially all of the assets of Open Telephone Network, Inc. on September 24, 2002. We will not receive any of the proceeds from the sale of these shares.

     Our Class A common stock is traded on The Nasdaq National Market under the symbol “TSYS.” On April 3, 2003, the closing price of one share of our Class A common stock was $1.90.

     Investing in our Class A common stock involves risks. See “Risk Factors” beginning on Page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2003

SUMMARY

     This summary highlights information about TeleCommunication Systems, Inc. Because this is a summary, it may not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully.

TeleCommunication Systems, Inc.

     We operate three interrelated business units providing location and text messaging software to wireless carriers, enhanced 9-1-1 public safety services for wireless carriers, and highly reliable and secure network integration and communications systems for government customers.

     Our Network Software products enable wireless carriers to deliver short text messages, location information, internet content, alerts and privacy information and other enhanced communication services to and from wireless phones. We earn network software revenue through the sale of licenses, deployment and customization fees and maintenance fees. Pricing is generally based on the volume of capacity bought from us by the carrier.

     Our Service Bureau segment provides enhanced wireless 9-1-1 (E9-1-1) services and hosted inter-carrier text message distribution services. We deliver our E9-1-1 and hosted messaging services via our carrier grade network operations centers, using a service bureau business model. As a service bureau we allow customers to acquire use of our software functionality through network connections to and from our facilities and to pay us monthly based on service coverage volume, generally measured by number of subscribers, cell sites, or call center circuits, or by message volume.

     Our Network Solutions segment designs, installs and operates wireless and data network communication systems, including our SwiftLink™ compact deployable products, and high speed, satellite, Internet protocol solutions principally for government customer enterprise networks. We have been performing contract task orders for federal defense customers for more than 15 years.

     Since our founding in 1987 we have provided communication systems integration and software solutions to the U.S. Department of Defense and other government customers. In 1996, we entered into a development agreement with Lucent Technologies to develop and co-own Short Message Service Center application software for wireless carrier customers, and we have subsequently developed proprietary carrier software applications. In January 2001, we acquired Xypoint Corporation and are now a leading provider of enhanced wireless E9-1-1 services and software for wireless carrier location-based services. During the fourth quarter of 2002, we received ISO 9001 certification through an audit by an independent third party in accordance with the standard, verifying that we have an effective, documented quality management system in place.

     We have continuously expanded our portfolio of proprietary wireless technology and customer base. As of December 31, 2002, we had deployed 82 software systems for our customers in wireless carrier networks around the world, including those of Verizon Wireless, Vodafone, Cingular, T-Mobile, Alltel, Qwest and Hutchison 3G. Twenty-six U.S. carrier networks use our wireless E9-1-1 service, and more than 170 of our SwiftLink™ deployable communication systems are in use for security, defense, and law enforcement around the world.

     We are a Maryland corporation founded in 1987. Our headquarters are located at 275 West Street, Annapolis, Maryland 21401. Our telephone number is (410) 263-7616 and our Web site address is www.telecomsys.com. The information contained on our Web site does not constitute part of this prospectus.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of Class A common stock by the selling shareholders. We will pay all expenses of the registration and sale of the shares of Class A common stock, other than fees and expenses, if any, of counsel or other advisors to the selling shareholders.

RISK FACTORS

     You should consider carefully each of the following risks and all of the other information in this prospectus and the documents we incorporate by reference before investing in our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

We have a history of losses and there is no assurance that we will achieve or maintain profitability.

We have incurred annual net losses in four of the past five years and nominal income in the other year. We incurred net losses of $17.8 million, $89.5 million and $6.5 million, for the years ended December 31, 2002, 2001 and 2000, respectively. As of December 31, 2002, we had an accumulated deficit of $117.8 million. We have never declared or paid cash dividends on our Class A common stock and do not currently anticipate paying any cash dividends on our Class A common stock in the foreseeable future. We expect to incur significant expenses in the near term, especially due to product development, sales and marketing and administrative expenses. Therefore, we will need to generate significant additional revenue and control costs to achieve and sustain profitability on a quarterly or annual basis. If we are not able to increase revenue or control costs, our operating results and profitability could be adversely affected.

Our stock price, like that of many technology companies, has been and may continue to be volatile.

We expect that the market price of our Class A common stock will continue to be volatile. We are involved in a highly visible, rapidly changing industry and stock prices in our industry and similar industries have risen and fallen in response to a variety of factors, including:

•	announcements of new wireless data communications technologies and new providers of wireless data communications;

•	acquisitions of or strategic alliances among providers of wireless data communications;

•	changes in recommendations by securities analysts regarding the results or prospects of providers of wireless data communications;

•	changes in investor perceptions of the acceptance or profitability of wireless data communications; and

•	the continued overall world economic slow-down

If wireless carriers do not continue to provide additional products and services to their subscribers, our business could be harmed.

If wireless carriers limit their product and service offerings or do not purchase additional products containing our applications, our business will be harmed. Wireless carriers face implementation and support challenges in introducing Internet-based services via wireless devices, which may slow the rate of adoption or implementation of our products and services. Historically, wireless carriers have been relatively slow to implement complex new services such as Internet-based services. Our future success depends upon a continued increase in the use of wireless devices to access the Internet and upon the continued development of wireless devices as a medium for the delivery of network-based content and services. We have no control over the pace at which wireless carriers implement these new services. The failure of wireless carriers to introduce and support services utilizing our products in a timely and effective manner could reduce sales of our products and services and seriously harm our business.

We may fail to support our anticipated growth in operations which could reduce demand for our services and materially adversely affect our revenue.

Our business strategy is based on the assumption that the number of customers, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our systems operations requires substantial financial, operational and management resources. Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.

We could incur substantial costs from product liability claims relating to our software.

Our agreements with customers may require us to indemnify customers for our own acts of negligence and non-performance. Product liability and other forms of insurance are expensive and may not be available in the future. We cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in sufficient amounts or that our insurer may not disclaim coverage as to a future claim. A product liability or similar claim may adversely affect our business, operating results or financial condition.

Our operating results could be adversely affected by any interruption of our E9-1-1 services or system failure.

Our E9-1-1 operations depend on our ability to maintain our computer and telecommunications equipment and systems in effective working order, and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure, sabotage, unauthorized access to our system or similar events. Although all of our mission-critical systems and equipment are designed with built-in redundancy and security, any unanticipated interruption or delay in our operations could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, any addition or expansion of our facilities to increase capacity could increase our exposure to damage from fire, natural disaster, power loss, telecommunications failure, unauthorized access or similar events. Our property and business interruption insurance may not be adequate to compensate us for any losses that may occur in the event of a system failure or a breach of security. Furthermore, insurance may not be available to us at all or, if available, may not be commercially reasonable.

Because we rely on a few key customers, our revenue may decline if we fail to retain those customers.

To date, the largest customers of our product and service offerings in terms of revenue generated have been Lucent Technologies, Verizon Wireless, and the U.S. government and its agencies.

For the year ended December 31, 2002, customers that accounted for 10% or more of total revenue were Hutchison 3G, Verizon Wireless and various U.S. Government agencies. The loss of any of these customers would have a material adverse impact on our business. For the year ended December 31, 2001 and 2000, customers that accounted for 10% or more of total revenue were Lucent Technologies and various U.S. Government agencies. We expect to generate a significant portion of our total revenue from these three customers for the foreseeable future. Our growth depends on maintaining relationships with these important customers and on developing other customers and distribution channels.

Because our business may not generate sufficient cash to fund operations, we may not be able to continue to grow our business if we are unable to obtain additional capital when needed.

We believe that our cash and cash equivalents, and the funds anticipated to be generated from operations will be sufficient to finance our operations for at least the next twelve months. Although, we currently believe that we have sufficient capital resources to meet our anticipated working capital and capital expenditures requirements beyond the next twelve months, unanticipated events and opportunities may make it necessary for us to return to the public markets or establish new credit facilities or raise capital in private transactions in order to meet our capital requirements. We cannot assure you that we will be able to raise additional capital in the future on terms acceptable to us, or at all.

Variations in quarterly operating results due to factors such as changes in demand for our products and changes in our mix of revenues may cause our Class A common stock price to decline.

We expect our quarterly operating results to fluctuate. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our Class A common stock. Our quarterly revenues, expenses and operating results could vary significantly from quarter-to-quarter. If our operating results in future quarters fall below the expectations of market analysts and investors, the market price of our stock will fall.

Because our product offerings are sold internationally, we are subject to risks of conducting business in foreign countries.

Wireless carriers in Hong Kong, the United Kingdom, Italy, Austria, Sweden, Australia, New Zealand, Egypt, Romania and five countries in Central and South America have purchased our Network Software products. We believe our revenue will be increasingly dependent on business in foreign countries, and we will be subject to the social, political and economic risks of conducting business in foreign countries, including:

•	inability to adapt our products and services to local business practices, customs and mobile user preferences;

•	costs of adapting our product and service offerings for foreign markets;

•	inability to locate qualified local employees, partners and suppliers;

•	reduced protection of intellectual property rights;

•	the potential burdens of complying with a variety of U.S. and foreign laws, trade standards and regulatory requirements, including the regulation of wireless communications and the Internet and uncertainty regarding liability for information retrieved and replicated in foreign countries;

•	general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relations; and

•	unpredictable fluctuations in currency exchange rates.

Any of the foregoing risks could have a material adverse effect on our business by diverting time and money toward addressing them or by reducing or eliminating sales in such foreign countries.

We derive a significant portion of our revenue from sales to the U.S. government and its agencies which has special rights unlike other customers and exposes us to additional risks that could have a material adverse effect on our business, financial condition and operating results.

Sales to the U.S. government and its agencies accounted for approximately 40% of our total revenue for the year ended December 31, 2002. Our ability to earn revenue from sales to the U.S. government and its agencies can be affected by numerous factors outside of our control including:

•	The U.S. government may terminate the contracts it has with us. All of the contracts we have with the U.S. government are, by their terms, subject to termination by the U.S. government either for its convenience or in the event of a default by us. In the event of termination of a contract by the U.S. government, we may have little or no recourse.

•	Our contracts with the U.S. government may be terminated due to Congress failing to appropriate funds. Our U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Any failure by Congress to appropriate funds to any program that we participate in could materially delay or terminate the program and have a material adverse effect on our business.

•	We are subject to procurement and other related laws and regulations which carry significant penalties for non-compliance. We are subject to extensive and complex U.S. government procurement laws and regulations. Failure to comply with these laws and regulations and with laws governing the export of controlled products and commodities, and any significant violations of any other federal law, could subject us to potential contract termination, civil and criminal penalties, and under certain circumstances, suspension and debarment from future U.S. government contracts.

Additionally, the U.S. government may audit and review our costs and performance on their contracts, as well as our accounting and general practices. The costs and prices under these contracts may be subject to adjustment based upon the results of any audits. Future audits may harm our business.

Some of our U.S. government contracts could result in unreimbursed cost overruns that we would be responsible for.

Our U.S. government business is performed under both cost-plus contracts and fixed-price contracts. There is a risk of unreimbursable cost overruns with all fixed-price contracts. If any cost overruns should occur, it could have a material adverse effect on our business.

We may no longer be able to bid for corporate contracts as a minority-owned business enterprise.

From 1989 until June 1998, we participated as a minority-owned business enterprise in the Section 8(a) Business Development Program under the U.S. Small Business Act. We currently continue to perform some federal government contracts awarded to us prior to June 1998. At December 31, 2002, approximately $3.1 million, or 4%, of our backlog was under such contracts. These contracts, by their terms, terminate under the U.S. Small Business Act if we experience a change of control unless the Small Business Administration grants waivers with respect to such contracts upon the applicable federal agency customer’s request. We have received a waiver of termination of our Section 8(a) contracts prior to the completion of our initial public offering. If corporate enterprises no longer consider us a minority-owned business, it may be more difficult for us to compete and our business could be harmed. Additionally, Maurice B. Tosé, our President, Chief Executive Officer and Chairman of the Board, could, without seeking anyone else’s approval, transfer voting control of our Class A common stock to a third party. Such a transfer could also cause us to lose our status as a minority-owned business among corporate enterprises.

Because several of our competitors have significantly greater resources, we could lose customers and market share.

Our business is highly competitive. Several of our competitors are substantially larger than we are and have greater financial, technical and marketing resources than we do. In particular, larger competitors have certain advantages over us which could cause us to lose customers and impede our ability to attract new customers, including: financial, technical, marketing, personnel and other resources; more established relationships with wireless carriers; more funds to deploy products and services; and the ability to lower prices of competitive products and services because they are selling larger volumes.

The widespread adoption of open industry standards such as the Wireless Access Protocol specifications may make it easier for new market entrants and existing competitors to introduce products that compete with our software products. Because our Service Bureau segment is part of an emerging market, we cannot identify or predict which new competitors may enter the mobile location services industry in the future. With time and capital, it would be possible for competitors to replicate any of our products and service offerings or develop alternative products. Additionally, the wireless communications industry continues to experience significant consolidation which may make it more difficult for smaller companies such as us to compete. Our competitors include application developers, telecommunications equipment vendors, location determination technology vendors and information technology consultants, and may include traditional Internet portals and Internet infrastructure software companies. We expect that we will compete primarily on the basis of price, time to market, functionality, quality and breadth of product and service offerings.

Our acquisition of Open Telephone Network, Inc. and any future acquisitions of companies or technologies could prove difficult to integrate, disrupt our business, dilute stockholder value or adversely affect operating results or the market price of our Class A common stock.

In September 2002, we acquired substantially all of the assets of Open Telephone Network, Inc. and in the future, we may acquire or make investments in other companies, services and technologies. If we fail to properly evaluate and execute acquisitions and investments, our business and prospects may be seriously harmed. To successfully complete an acquisition, we must:

•	properly evaluate the technology;

•	accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses;

•	integrate and retain personnel;

•	combine potentially different corporate cultures; and

•	effectively integrate products and services, and research and development, sales and marketing and support operations.

If we fail to do any of these, we may suffer losses, our management may be distracted from day-to-day operations and the market price of our Class A common stock may be materially adversely effected. In addition, if we consummate future acquisitions using our equity securities or convertible debt, existing stockholders may be diluted which could have a material adverse effect on the market price of our Class A common stock.

Our recent acquisitions and strategic alliances may not deliver the value we paid or will pay for them and may result in excessive expenses if we do not successfully integrate them, or if the costs and management resources we expend in connection with the integrations exceed our expectations.

We expect that our recent acquisition of substantially all of the assets of Open Telephone Network, Inc. and any acquisitions, strategic alliances or investments we may pursue in the future will have a continuing, significant impact on our business, financial condition and operating results. The value of the companies that we acquire or invest in may be less than the amount we paid if there is a decline of their position in the respective markets they serve or a decline in general of the markets they serve.

Our financial results may be adversely affected if:

•	we fail to assimilate the acquired assets with our pre-existing business;

•	we lose any of our key employees as a result of the acquisitions;

•	our management’s attention is diverted by other business concerns; or

•	we assume unanticipated liabilities related to the acquired assets.

In addition, the companies we have acquired or invested in or may acquire or invest in are subject to each of the business risks we describe in this section, and if they incur any of these risks the businesses may not be as valuable as the amount we paid. Further, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring or investing in these companies.

The loss of key personnel or any inability to attract and retain additional personnel could harm our business.

Our future success will depend in large part on our ability to hire and retain a sufficient number of qualified personnel, particularly in sales and marketing and research and development. If we are unable to do so, our business would be harmed. Our future success also depends upon the continued service of our executive officers and other key sales, engineering and technical staff. The loss of the services of our executive officers and other key personnel would harm our operations. We maintain key person life insurance on certain of our executive officers. We would be harmed if one or more of our officers or key employees decided to join a competitor or if we fail to attract qualified personnel. Our ability to attract qualified personnel may be adversely affected by a decline in the price of our Class A common stock. In the event of a decline in the price of our Class A common stock, the retention value of stock options will decline and our employees may choose not to remain with us, which could harm our business.

Because our operating results are subject to significant fluctuations, we may not meet expectations of investors and the market price of our Class A common stock may decline.

Our quarterly revenue and operating results are difficult to predict and are likely to fluctuate from quarter-to-quarter. For example, we generally derive a significant portion of our Network Software license revenue from initial license fees. The initial license fees that we receive in a particular quarter may vary significantly. As these projects begin and end, quarterly results may vary. As a result, in some future periods, our results of operations may be below the expectations of analysts and investors which could cause the market price of our Class A common stock to decline. Additional factors that have either caused our results to fluctuate in the past or that are likely to affect it in the future include:

•	changes in our relationships with Lucent, the U.S. government or other customers;

•	timing of introduction of new products and services;

•	changes in pricing policies and product offerings by us or our competitors;

•	costs associated with advertising, marketing and promotional efforts to acquire new customers;

•	capital expenditures and other costs and expenses related to improving our business, expanding operations and adapting to new technologies and changes in consumer preferences; and

•	our lengthy and unpredictable sales cycle.

INDUSTRY RISKS

Because the wireless data industry is a new and rapidly evolving market, our product and service offerings could become obsolete unless we respond effectively and on a timely basis to rapid technological changes.

The successful execution of our business strategy is contingent upon wireless network operators launching and maintaining mobile location services and our ability to create new Network Software products and adapt our existing Network Software products to rapidly changing technologies, industry standards and customer needs. As a result of the complexities inherent in our product offerings, new technologies may require long development and testing periods. Additionally, new products may not achieve market acceptance or our competitors could develop alternative technologies that gain broader market acceptance than our products. If we are unable to develop and introduce technologically advanced products that respond to evolving industry standards and customer needs, or if we are unable to complete the development and introduction of these products on a timely and cost effective basis, our business will suffer.

New laws and regulations that impact our industry could increase costs or reduce opportunities to earn revenue. The wireless carriers that use our product and service offerings are subject to regulation by domestic, and in some cases, foreign, governmental and other agencies. Regulations that affect them could increase our costs or reduce our ability to sell our products and services. In addition, there are an increasing number of laws and regulations pertaining to wireless telephones and the Internet under consideration in the United States and elsewhere.

The applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, taxation, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may have a material adverse effect on our business, results of operations and financial condition. Additionally, modifications to our business plans or operations to comply with changing regulations or certain actions taken by regulatory authorities might increase our costs of providing our product and service offerings and materially adversely effect our financial condition.

Concerns about personal privacy and commercial solicitation may limit the growth of mobile location services and reduce demand for our products and services.

In order for mobile location products and services to function properly, wireless carriers must locate their subscribers and store information on each subscriber’s location. Although data regarding the location of the wireless user resides only on the wireless carrier’s systems, users may not feel comfortable with the idea that the wireless carrier knows and can track their location. Carriers will need to obtain subscribers’ permission to gather and use the subscribers’ personal information, or they may not be able to provide customized mobile location services which those subscribers might otherwise desire. If subscribers view mobile location services as an annoyance or a threat to their privacy, that could reduce demand for our products and services and have an adverse effect on prospective sales.

Because many providers are not in compliance with current regulatory mandates and because our industry is undergoing rapid technological and regulatory change, our future performance is uncertain.

The Federal Communication Commission, or FCC, has mandated that certain location information be provided to operators when they receive a 9-1-1 emergency call. Phase I of the FCC’s 911 mandate required providers to be able to locate wireless E9-1-1 callers within their originating cell sector site and report their callback number by April 1998. Phase II of the FCC mandate required providers to be able to pinpoint the location of all E9-1-1 callers within 125 meters in 67% of all cases by October 1, 2001. Although both the Phase I and Phase II deadlines have passed, many providers are not currently in compliance with either phase of the FCC’s mandate. Even so, we believe that many public safety jurisdictions are continuing to deploy Phase I technology and when available, we believe they will deploy Phase II technology.

Carriers’ obligations to provide Phase I and Phase II services are subject to request by public safety organizations. Due to complex regulatory, funding and political issues many public safety organizations have not yet requested this service. As a result, wireless carriers and wireless users may never exhibit sufficient demand for our mobile location services. Technical failures, time delays or the significant costs associated with developing or installing improved location technology could slow down or stop the deployment of our mobile location products. If deployment of improved location technology is delayed, stopped or never occurs, market acceptance of our products and services may be adversely affected.

In addition, we will rely on third-party providers to manufacture and deploy devices that determine the precise geographic location of wireless users to comply with Phase II of the FCC mandate. The extent and timing of the deployment of our products and services is dependent both on public safety requests for such service and wireless carrier’s ability to certify the accuracy of and deploy the precise location technology. Because we will rely on third-party location technology instead of developing the technology ourselves, we have little or no influence over its improvement. If the technology never becomes precise enough to satisfy wireless users’ needs or the FCC’s requirements, we may not be able to increase or sustain demand for our products and services, if at all.

Our E9-1-1 business is dependent on state and local governments.

Under the FCC’s mandate, a wireless carrier’s obligation to provide E9-1-1 services is required only if state and local governments request the service. As part of a state or local government’s decision to request E9-1-1, they have the authority to develop cost recovery mechanisms. However, cost recovery is no longer a condition to wireless carriers obligations to deploy the service. If state and local governments do not widely request that E9-1-1 services be provided or we become subject to significant pressures from wireless carriers with respect to pricing of E9-1-1 services, our E9-1-1 business would be significantly harmed and future growth of our business would be significantly reduced.

TECHNOLOGY RISKS

Because our software may contain defects or errors, our sales could go down if this injures our reputation or delays shipments of our software.

The software products that we develop are complex and must meet the stringent technical requirements of our customers. We must quickly develop new products and product enhancements to keep pace with the rapidly changing software and telecommunications markets in which we operate. Software as complex as ours is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Our software may not be error or defect free after delivery to customers, which could damage our reputation, cause revenue losses, result in the rejection of our software or services, divert development resources and increase service and warranty costs, each of which could have a serious harmful effect on us.

If we are unable to integrate our products with wireless carriers’ systems we may lose sales to competitors.

Our Network Software products operate with wireless carriers’ systems, various wireless devices and in the case of our E9-1-1 offering, with mobile telephone switches. If we are unable to continue to design our software to operate with these systems and devices, we may lose sales to competitors. The mobile telephone switches can be manufactured according to many different standards and may have different variations within each standard. Combining our products with each type of switch requires a specialized interface and extensive testing. If, as a result of technology enhancements or upgrades to carrier systems, our products can no longer operate with such systems, we may no longer be able to sell our products. Further, even if we successfully redesign our products to operate with these systems, we may not gain market acceptance before our competitors.

Because our systems may be vulnerable to systems failures and security risks, we may incur significant costs to protect against the threat of these problems.

We provide for the delivery of information and content to and from wireless devices in a prompt and timely manner. Any systems failure that causes a disruption in our ability to facilitate the transmission of information to these wireless devices could result in delays in end users receiving this information and cause us to lose customers. Our systems could experience such failures as a result of unauthorized access by hackers, computer viruses, hardware or software failures, power or telecommunications failures and other accidental or intentional actions which could disrupt our systems. We may incur significant costs to prevent such systems disruptions.

In addition, increasingly our products will be used to create or transmit secure information and data to and from wireless devices. For example, our software can be used to create private address lists. To protect private information like this from security breaches, we may incur significant costs. Further, if a third party were able to misappropriate our proprietary information or disrupt our operations, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our business.

If mobile equipment manufacturers do not overcome capacity, technology and equipment limitations, we may not be able to sell our products and services.

The wireless technology currently in use by most wireless carriers has limited bandwidth, which restricts network capacity to deliver bandwidth-intensive applications like data services to a large number of users. Because of capacity limitations, wireless users may not be able to connect to their network when they wish to, and the connection is likely to be slow, especially when receiving data transmissions. Data services also may be more expensive than users are willing to pay. To overcome these obstacles, wireless equipment manufacturers will need to develop new technology, standards, equipment and devices that are capable of providing higher bandwidth services at lower cost. We cannot be sure that manufacturers will be able to develop technology and equipment that reliably delivers large quantities of data at a reasonable price. If more capacity is not added, a sufficient market for our products and services is not likely to develop or be sustained and sales of our products and services would decline and our business would suffer.

Because the market for most mobile content delivery and mobile location products is new, our future success is uncertain.

The market for mobile content delivery and mobile location products and services is new and its potential is uncertain. In order to be successful, we need wireless network operators to launch and maintain mobile location services utilizing our products, and need corporate enterprises and individuals to purchase and use our mobile content delivery and mobile location products and services. We cannot be sure that wireless carriers or enterprises will accept our products or that a sufficient number of wireless users will ultimately utilize our products.

If wireless handsets pose health and safety risks, we may be subject to new regulations and demand for our products and services may decrease.

Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our products and services.

If we are unable to protect our intellectual property rights or are sued by third parties for infringing upon intellectual property rights, we may incur substantial costs.

Our success and competitive position depends in large part upon our ability to develop and maintain the proprietary aspects of our technology. We also rely on a combination of copyright, trademark, service mark, trade secret laws, confidentiality provisions and various other contractual provisions to protect our proprietary rights, but these legal means provide only limited protection. If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. Similarly, third parties could claim that our future products or services infringe upon our intellectual property rights. Claims like these could require us to enter into costly royalty arrangements or cause us to lose the right to use critical technology.

Our ability to protect our intellectual property rights is also subject to the terms of any future government contracts. We cannot assure you that the federal government will not demand greater intellectual property rights or restrict our ability to disseminate intellectual property. We are also a member of the Wireless Application Protocol Forum, Ltd. and have agreed to license some of our intellectual property to other members on fair and reasonable terms to the extent that the license is required to develop non-infringing products.

RISKS RELATED TO OUR CAPITAL STRUCTURE AND COMMON STOCK

Because we are controlled by our founder, he can transfer control of us to a third party without anyone else’s approval or could prevent a third party from acquiring us.

We have two classes of common stock: Class A common stock and Class B common stock. Holders of Class A common stock generally have the same rights as holders of Class B common stock, except that holders of Class A common stock have one vote per share while holders of Class B common stock have three votes per share. As of April 3, 2003, Maurice B. Tosé, our President, Chief Executive Officer and Chairman of the Board, owns or beneficially owns 9,890,960 shares of Class B common stock and beneficially owns 215,753 shares of our Class A common stock. Therefore, in the aggregate, Mr. Tosé beneficially owns shares representing 60% of our total voting power. Accordingly, Mr. Tosé controls us through his ability to determine the outcome of elections of directors, amend our articles of incorporation and bylaws and take other actions requiring stockholder action, including mergers, going private transactions and other extraordinary transactions. Mr. Tosé could, without seeking anyone else’s approval, transfer voting control of us to a third party. Such a transfer could have a material adverse effect on our stock price, and our business, operating results and financial condition. Mr. Tosé is also able to prevent a change of control regardless of whether holders of Class A common stock might benefit financially from such a transaction.

Our governing corporate documents contain certain anti-takeover provisions that could prevent a change of control that may be favorable to shareholders.

We are a Maryland corporation. Anti-takeover provisions of Maryland law and provisions contained in our amended and restated articles of incorporation and by-laws could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to shareholders. These provisions include the following:

•	authorization of the board of directors to issue preferred stock;

•	prohibition of cumulative voting in the election of directors;

•	limitation of the persons who may call special meetings of stockholders; and

•	establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These provisions could delay, deter or prevent a potential acquirer from attempting to obtain control of us, depriving you of an opportunity to receive a premium for your Class A common stock. These provisions could therefore materially adversely affect the market price of our Class A common stock.

Because this prospectus, including the documents we incorporate by reference, contains forward-looking statements, it may not prove to be accurate.

     This prospectus, including the documents we incorporate by reference, contains forward-looking statements and information relating to our company. We generally identify forward-looking statements using words like “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or other similar statements. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

     Statements in this prospectus that are forward-looking include, but are not limited to, to the following: we believe that our cash and cash equivalents, and the funds anticipated to be generated from operations will be sufficient to finance our operations for at least the next twelve months; we expect that we will compete primarily on the basis of price, time to market, functionality, quality and breadth of product and service offerings; in September 2002, we acquired substantially all of the assets of Open Telephone Network, Inc. and in the future, we may acquire or make investments in other companies, services and technologies; and we expect that our recent acquisition of substantially all of the assets of Open Telephone Network, Inc. and any acquisitions, strategic alliances or investments we may pursue in the future will have a continuing, significant impact on our business, financial condition and operating results.

SELLING SHAREHOLDERS

     We issued the shares of Class A common stock offered by this prospectus to the selling shareholders in connection with our acquisition of the substantially all of the assets of Open Telephone Network, Inc. on September 24, 2002, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The selling shareholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of these shares of Class A common stock. Our registration of the shares of Class A common stock does not necessarily mean that the selling shareholders will sell all or any of the shares.

     In connection with the acquisition, we agreed with the selling shareholders to file this registration statement to register the resale of the shares of Class A common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which all the shares Class A common stock offered hereby are sold or are eligible to be sold without volume or other restriction pursuant to Rule 144 under the Securities Act of 1933, as amended.

     The following table shows information, as of April 3, 2003, with respect to the beneficial ownership of Class A common stock by each of the selling shareholders. The information in the table below with respect to each selling shareholder is based on information provided by or on behalf of that selling shareholder. None of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us, other than as a result of their ownership of our securities or as a result of their employment by us as of the closing of the acquisition of substantially all of the assets of Open Telephone Network, Inc.

     Because the selling shareholders may sell all or some portion of the shares of Class A common stock beneficially owned by them, we cannot estimate the number of shares of Class A common stock that will be beneficially owned by the selling shareholders after this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of Class A common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. None of the share amounts set forth below represents more than 1% of our outstanding stock as of April 3, 2003, adjusted as required by rules promulgated by the SEC.

	Shares of Class
	A Common	Shares of Class
	Stock Owned	A Common
Name	Prior to Offering	Stock Offered
SVM mbh Nr. 3, Beteiligu KGNr.2	48,036	48,036
SVM Star V Management Mbh Nr. 3	970	970
Comm Ventures, LP	24,914	24,914
Newbury Ventures, LP	19,273	19,273
Newbury Ventures Associates, LP	3,549	3,549
Newbury Ventures Cayman, LP	5,182	5,182
Covestco-Comeura, LLC	37,983	37,983
SsanYong Cement Singapore, LTD	3,716	3,716
Mohammad Kazerouni	30,767	30,767

Farokh Eskafi	28,910	28,910
Aleks Gollu	28,910	28,910

Total	232,210	232,210

     Information concerning the selling shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

     We are registering our securities on behalf of the selling shareholders. Selling shareholders, as used in this prospectus, includes donees, pledgees, transferees and other successors in interest who may receive shares of Class A common stock from a named selling shareholder as a gift, partnership, distribution or other non-sale related transfer after the date of this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may offer their shares of Class A common stock in various amounts and at various times in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices in one or more of the following transactions;

•	in ordinary broker’s transactions on The Nasdaq National Market or any national securities exchange on which our Class A common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the settlement of short sales;

•	by pledge to secure debts and other obligations;

•	through the writing of options, whether listed on an options exchange or otherwise;

•	pursuant to Rule 144; or

•	in a combination of any of the above transactions.

     In connection with the sale of the shares of Class A common stock, the selling shareholders may engage in short sales and may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the shares of Class A common stock and deliver these securities to close out such short positions, or loan or pledge the shares of Class A common stock to broker-dealers that in turn may sell these securities.

     The selling shareholders may use broker-dealers to sell their shares of Class A common stock. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of the securities for whom they acted as agents. This compensation may exceed customary commissions.

     The selling shareholders and the broker-dealers to or through whom sale of the securities may be made could be deemed to be “underwriters” within the meaning of the Securities Exchange Act of 1934, as amended, and their commissions or discounts and other compensation received in connection with such sales may be regarded as underwriters’ compensation.

     The anti-manipulation provisions of Rules 101 through 104 under Regulation M of the Securities Exchange Act of 1934, as amended, may apply to purchases and sales of shares of Class A common stock by the selling shareholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of shares of our Class A common stock.

     None of the selling shareholders have advised us of any specific plans for the distribution of the shares of Class A common stock covered by this prospectus. When and if we are notified by any of the selling shareholders that any material arrangement has been entered into with a broker dealer or underwriter for the sale of a material portion of the shares of Class A common stock covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed setting forth:

•	the name of the participating broker-dealer(s) or underwriters;

•	the number of securities involved;

•	the price or prices at which such securities were sold by the selling shareholders;

•	the commissions paid or discounts or concessions allowed by the selling shareholders to such broker-dealers or underwriters; and

•	other material information.

     We have agreed to pay all costs relating to the registration of the shares of Class A common stock (other than fees and expenses, if any, of counsel or other advisors to the selling shareholders). Any commissions or other fees payable to broker-dealers in connection with any sale of the shares of Class A common stock will be borne by the selling shareholders or other party selling such shares of Class A common stock.

LEGAL MATTERS

     The validity of the shares of Class A common stock offered under this prospectus will be passed upon for us by Piper Rudnick LLP, Baltimore, Maryland.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC under the Securities Act of 1933, as amended, a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The Exchange Act file number for our SEC filings is 0-30821. You may read and copy the registration statement and any other document we file at the SEC’s public reference room located at:

Judiciary Plaza
450 Fifth Street, N.W.
Rm. 1024
Washington, D.C. 20549

     You may obtain information on the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC and these filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our shares of Class A common stock are listed on The Nasdaq National Market under the symbol “TSYS.” You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Our Annual Report, including all amendments thereto, on Form 10-K for the year ended December 31, 2002.

•	The description of our Class A common stock which is contained in the Company’s Registration Statement on Form S-1 (SEC File No. 333-35522) filed on August 8, 2000.

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. You may request a copy of these filings, by writing or telephoning us at the following:

TeleCommunication Systems, Inc. 275 West Street Annapolis, Maryland 21401 Attention: Thomas M. Brandt, Jr. (410) 263-7617

     You may also request a copy of these documents by sending an email to Thomas M. Brandt, Jr., our Chief Financial Officer, at brandtt@telecomsys.com

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by TeleCommunication Systems, Inc. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$36
Printing fee	3,000
Accounting fees and expenses	10,000
Legal fees and expenses	25,000

Total	$38,036

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 2-418, including circumstances in which indemnification is otherwise discretionary. Section 2-418 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. Accordingly, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     Currently, John Kirby, our former Director of Marketing is seeking indemnification from us in connection with a lawsuit filed by a former consultant of reachNet, Inc. in California. In addition, we are a defendant in litigation filed against us relating to our initial public offering. Our officers and directors may seek indemnification from us in connection with this lawsuit. We are not aware of any other litigation or threatened litigation that may result in claims for indemnification by any officer or director.

     We have entered into an Indemnification Agreement with each of our directors and officers. Pursuant to such agreements, we will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred.

ITEM 16. EXHIBITS.

Number	Description
3.1*	Amended and Restated Articles of Incorporation
3.2*	Amended and Restated Bylaws
4.1*	Specimen of certificate of Class A common stock
5.1	Opinion of Piper Rudnick LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Piper Rudnick LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)

*	Incorporated by reference from the Company’s Registration Statement on Form S-1 (SEC File No. 333-35522) filed on August 8, 2000.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (4)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland, on April 4, 2003.

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Thomas M. Brant, Jr.
Thomas M. Brandt, Jr.
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Maurice B. Tosé Maurice B. Tosé	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 4, 2003

/s/ Thomas M. Brandt, Jr. Thomas M. Brandt, Jr.	Chief Financial Officer and Senior Vice President (Principal Financial Officer)	April 4, 2003

/s/ Clyde A. Heintzelman Clyde A. Heintzelman	Director	April 4, 2003

/s/ Andrew C. Barrett Andrew C. Barrett	Director	April 4, 2003

/s/ Richard A. Kozak Richard A. Kozak	Director	April 4, 2003

/s/ Weldon H. Latham Weldon H. Latham	Director	April 4, 2003

/s/ Byron F. Marchant Byron F. Marchant	Director	April 4, 2003

/s/ Daniel K. Tseung Daniel K. Tseung	Director	April 4, 2003

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Maurice B. Tosé and Thomas M. Brandt, Jr. and each of them acting alone, as his lawful attorney-in-fact and agent, each with full power of substitution and re-substitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Maurice B. Tosé Maurice B. Tosé	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 4, 2003

/s/ Thomas M. Brandt, Jr. Thomas M. Brandt, Jr.	Chief Financial Officer and Senior Vice President (Principal Financial Officer)	April 4, 2003

/s/ Clyde A. Heintzelman Clyde A. Heintzelman	Director	April 4, 2003

/s/ Andrew C. Barrett Andrew C. Barrett	Director	April 4, 2003

/s/ Richard A. Kozak Richard A. Kozak	Director	April 4, 2003

/s/ Weldon H. Latham Weldon H. Latham	Director	April 4, 2003

/s/ Byron F. Marchant Byron F. Marchant	Director	April 4, 2003

/s/ Daniel K. Tseung Daniel K. Tseung	Director	April 4, 2003

EXHIBIT INDEX

Exhibit	Description
Numbers

3.1*	Amended and Restated Articles of Incorporation
3.2*	Amended and Restated Bylaws
4.1*	Specimen of certificate of Class A common stock
5.1	Opinion of Piper Rudnick LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Piper Rudnick LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)

*	Incorporated by reference from the Company’s Registration Statement on Form S-1 (SEC File No. 333-35522) filed on August 8, 2000.